UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 6, 2011

ZORAN CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-27246	94-2794449
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1390 Kifer Road

Sunnyvale, California 94086-5305

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 523-6500

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 6, 2011, as part of its review of its performance and retention programs, the Compensation Committee of the Board of Directors (the “Committee”) of Zoran Corporation (the “Company”) approved the grant of restricted stock unit awards and the grant of performance stock option awards to the Company’s named executive officers under the Company’s 2005 Equity Incentive Plan, as amended (the “Plan”).

The Committee approved the grant of restricted stock units and performance stock options (at target) in the amounts indicated in the table below for each of the named executive officers:

Name	2011 Zoran Restricted Stock Units	2011 Zoran Performance Based Options
Gerzberg, Levy		350,000
Schneider, Karl		90,000
Shenberg, Isaac	20,000	70,000

The restricted stock units will vest over four years commencing with the anniversary of the grant date and semiannually thereafter. The performance stock options will vest annually over four years based on the achievement of performance targets established by the Committee that are based on corporate and individual performance. Pursuant to the terms of the specific award agreements, each named executive officer must waive particular terms of the Company’s Executive Retention and Severance Plan, as amended (the “Severance Plan”). Specifically, in the event that a “change in control,” as defined in the Plan, results from any merger or other agreement in place at the date of the applicable agreement, including a change in control triggered by the closing of the previously announced acquisition of the Company by CSR plc (“CSR”), neither the restricted stock units nor the performance stock options will immediately accelerate upon certain terminations of employment within a prescribed period, as is generally provided in the Severance Plan. Rather, unless the Committee determines otherwise, in its sole discretion, the performance stock options will convert to time based vesting options for the remainder of the vesting period. The restricted stock units also will continue to vest on the same schedule following the closing of the transaction with CSR, unless the Committee determines otherwise, in its sole discretion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZORAN CORPORATION

Date: May 12, 2011	By:	/s/ Karl Schneider
Name: Karl Schneider
Title: Senior Vice President Finance and Chief Financial Officer

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